EXHIBIT 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES 2011 UNAUDITED EARNINGS AND
SECOND QUARTER CONFERENCE CALL

HOUSTON, TEXAS JULY 13, 2011-J.B. Poindexter & Co., Inc. which designs, manufactures and markets commercial truck bodies, delivery vans, pickup truck caps and tonneaus, funeral coaches and limousines, specialty oil and gas industry equipment, and expanded foam packaging released unaudited revenues and earnings for the three and six months ended June 30, 2011.  The summarized unaudited results from operations were as follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales
Morgan	$97,595	$69,690	$161,734	$114,300
Morgan Olson	22,309	20,910	34,247	47,713
Truck Accessories	32,014	33,300	63,821	63,241
Specialty Manufacturing	48,041	38,085	94,774	70,075
Total	$199,959	$161,985	$354,576	$295,329
Operating Income (Loss)
Morgan	$10,559	$6,315	$13,011	$6,877
Morgan Olson	409	792	(298)	2,513
Truck Accessories	2,903	4,052	4,895	6,459
Specialty Manufacturing	3,016	684	5,437	(633)
Parent	(1,309)	(1,759)	(3,745)	(3,323)
Total	$15,578	$10,084	$19,300	$11,893

Net cash used was approximately $7 million for the six months ended June 30, 2011 and as of that date we had approximately $51 million of cash and $50 million of available borrowing capacity under our revolving credit facility.

The second quarter bondholder’s call will be held on Monday, July 18, 2011 at 3:00 pm (Eastern time).  The conference call can be accessed from the United States or Canada by dialing (800) 774-6070 or for international callers (630) 691-2753 and the conference ID number: 7163935#.  A replay of the call will be available for four weeks after the call and may be accessed by dialing (888) 843-7419 or for international callers (630) 652-3042, and using the access code 7163935#.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com

J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary.  Through its Specialty Manufacturing Division, the Company manufactures high precision machining and parts assembly for the oil and gas services industry, funeral coaches, limousines, and plastics based packaging materials.

Contact:   Michael O’Connor, Chief Financial Officer of J.B. Poindexter & Co., Inc., 713-655-9800